Exhibit 99(a)

                                 PROMISSORY NOTE


$9,500.00                                    Dated this 1st day of August, 2002,
                                             at Germantown, Maryland.


     For value received, STEVEN E. STOCKER promises to pay to PRACTICAL PLASTICS, INC. the sum of Nine Thousand Five Hundred Dollars ($9,500.00), at the annual interest rate of prime plus one percent interest, as follows:

     Payments to commence on December 1, 2005, in the amount of Five Hundred Dollars ($500.00) per month. This Note shall terminate upon payment of all monies owing.

     Principal and interest shall be payable in lawful money in the United States of America.

     Should suit be brought to recover on this note, the maker hereof promises to pay reasonable attorney's fees and costs in addition to the amount found due hereunder.

     The maker waives diligence, demand, presentment for payment and protest, and consent to the extension of time of payment of this Note without notice.


/s/ Steven E. Stocker
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Steven E. Stocker